EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HireRight Holdings Corporation of our report dated May 28, 2021, except for the effects of the stock split discussed in Note 23 to the consolidated financial statements, as to which the date is October 20, 2021, relating to the financial statements of HireRight Holdings Corporation (formerly known as HireRight GIS Group Holdings LLC), which appears in HireRight Holdings Corporation's Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-260079).

/s/ PricewaterhouseCoopers LLP

Irvine, California

October 28, 2021